As filed with the Securities and Exchange Commission on July 15, 1998
                                                   Registration No. 333-


                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________

                                  FORM S-3

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                            Wachovia Corporation
             (Exact name of registrant as specified in its charter)
     North Carolina                                          56-1473727
     (State or other                                      (I.R.S. Employer
     jurisdiction of                                   Identification Number)
    incorporation or
      organization)
  100 North Main Street                                191 Peachtree Street,
  Winston-Salem, North                and                       N.E.
     Carolina  27101                                  Atlanta, Georgia  30303
     (336) 770-5000                                        (404) 332-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Kenneth W. McAllister
                             Wachovia Corporation
                             100 North Main Street
                     Winston-Salem, North Carolina  27101
                                (336) 732-5141
   (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           _________________________

                                   Copy to:
                             George R. Krouse, Jr.
                          Simpson Thacher & Bartlett
                             425 Lexington Avenue
                           New York, New York  10017
                                (212) 455-2000

       Approximate date of commencement of proposed sale to the public:
   From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
     If delivery of the prospectus is expected to be made pursuant to Rule 474, please check the following box. / /

                        CALCULATION OF REGISTRATION FEE

                                      Proposed       Proposed
 Title of Each                        Maximum        Maximum
    Class of                          Offering      Aggregate      Amount of
 Securities to       Amount to         Price         Offering     Registration
 be Registered  be Registered<F1>   Per Unit<F2>    Price<F2>          Fee

Debt Securities
Total . . . . .  $2,500,000,000<F3>      100%      $2,500,000,000  $392,672<F4>

[FN]

<F1> In U.S. dollars or equivalent thereof in other currencies, including composite currencies, on the basis of exchange rates on the date an agreement to issue and sell the applicable Debt Securities is entered into.
<F2> Estimated solely for the purpose of computing the registration fee.
<F3> Such amount represents the principal amount of any Debt Securities issued at their principal amount and the issue price rather than the principal amount of any Debt Securities issued at an original issue discount.
<F4> Determined pursuant to Section 6(b) of the Securities Act.  $344,828 was
     previously paid in connection with the filing of Registration Statement No. 333-6319.

     Pursuant to Rule 429 under the Securities Act, the Prospectus filed as part of this Registration Statement also relates to the unsold $1,000,000,000 principal amount of Subordinated Debt Securities registered under a previously filed Registration Statement on Form S-3 (File No. 333-6319). This Registration Statement constitutes Post-Effective Amendment No. 2 to Registrant's Registration Statement on Form S-3 (File No. 333-6319), and such Post-Effective Amendment No. 2 shall hereafter become effective concurrently with the effectiveness of this Registration Statement and in accordance with Section 8(c) of the Securities Act of 1933. Upon the effectiveness of such Post-Effective Amendment No. 2, this Registration Statement and Registration Statement No. 333-6319 will relate to an aggregate of $2,500,000,000 of Debt Securities.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

_______________________________________________________________________________

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.
_______________________________________________________________________________


                   SUBJECT TO COMPLETION, DATED JULY 15, 1998

PROSPECTUS
                                 $2,500,000,000


                             Wachovia Corporation

                                Debt Securities

                           _________________________


     Wachovia Corporation (the "Corporation") may offer from time to time up to $2,500,000,000 aggregate principal amount (or its equivalent based on the applicable exchange rate at the time of offering if denominated in foreign currencies) of its unsecured debt securities (the "Securities") consisting of senior debt securities (the "Senior Securities") and/or subordinated debt securities (the "Subordinated Securities"), each on terms to be determined by market conditions at the time of sale. As used herein, the Securities shall include securities denominated in U.S. dollars or, if so specified in the applicable Prospectus Supplement, in any other currency, including composite currencies such as the European Currency Unit. The Securities may be sold directly by the Corporation to the public or through agents designated from time to time, through underwriting syndicates led by one or more managing underwriters or through one or more underwriters acting alone.

     The specific aggregate principal amount, maturity, rate and time of payment of interest, if any, purchase price, any terms for redemption or other special terms relating to the Securities in respect of which this Prospectus is being delivered ("Offered Securities") are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), together with the terms of offering of the Offered Securities.

     The Senior Securities, when issued, will be unsecured and will rank on a parity with all unsecured and unsubordinated indebtedness of the Corporation. The Subordinated Securities, when issued, will be unsecured and will be subordinate to Senior Indebtedness of the Corporation and, under certain circumstances, to Additional Senior Obligations of the Corporation, each as defined herein. Payment of principal of the Subordinated Securities may be accelerated only in the case of the bankruptcy of the Corporation. There is no right of acceleration in the case of a default in the payment of the principal of, or any premium or interest on, the Subordinated Securities or in the performance of any covenant or agreement of the Corporation.

     The Securities of a series may be issued in definitive registered form without coupons ("Registered Securities") or in the form of one or more book-entry securities in registered form ("Book-Entry Securities").

     If any agent of the Corporation, or any underwriter, is involved in the sale of the Securities offered hereby, the name of such agent or underwriter and any applicable commissions or discounts are set forth in, or may be calculated from, the Prospectus Supplement, and the net proceeds to the Corporation from such sale will be the purchase price of such Securities less such commissions or discounts and the other attributable issuance and distribution expenses. See "Plan of Distribution" for possible indemnification arrangements for agents or underwriters.

                           _________________________

     This Prospectus may not be used to consummate sales of Offered Securities unless accompanied by a Prospectus Supplement. The Securities will be unsecured obligations of the Corporation, will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of the Corporation and will not be insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.

                           _________________________

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
              PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                           _________________________


                 The date of this Prospectus is July   , 1998.

                             AVAILABLE INFORMATION

     The Corporation is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices in New York (13th Floor, 7 World Trade Center, New York, New York 10048) and Chicago (Suite 1400, 500 West Madison Street, Chicago, Illinois 60661-2511), and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. In addition, such material can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. This Prospectus does not contain all the information set forth in the Registration Statement on Form S-3 of which this Prospectus is a part and the exhibits thereto which the Corporation has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), and to which reference is hereby made. The Corporation is an electronic filer, and the Commission maintains a website (located at http:www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Corporation hereby incorporates by reference in this Prospectus the following reports filed with the Commission pursuant to Section 13 of the Exchange Act: (a) the Corporation's Annual Report on Form 10-K for the year ended December 31, 1997 and (b) the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     All documents filed by the Corporation pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Corporation will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference in such documents). Written requests for such copies should be directed to Wachovia Corporation, 100 North Main Street, Winston-Salem, North

Carolina 27101, Attention: General Counsel. Telephone requests may be directed to (336) 770-5000.

                              WACHOVIA CORPORATION

     Wachovia Corporation (the "Corporation" or "Wachovia"), a North Carolina corporation, is an interstate bank holding company serving regional, national and international markets and maintains dual headquarters in Atlanta, Georgia and Winston-Salem, North Carolina. At March 31, 1998, Wachovia had total assets of $65.1 billion, deposits of $39.9 billion, and a market capitalization of $17.5 billion. Based on its consolidated asset size and market capitalization at March 31, 1998, Wachovia ranked 18 and 16, respectively, among domestic U.S. bank holding companies. Wachovia is a registered bank holding company under the Bank Holding Company Act of 1956, as amended, and is a savings and loan holding company within the meaning of the Home Owner's Loan Act of 1933, as amended. Wachovia's common stock is traded on the New York Stock Exchange under the symbol WB.

     The Corporation has one principal banking subsidiary, Wachovia Bank, National Association ("Wachovia Bank"), the assets of which currently constitute substantially all of the assets of the Corporation. Wachovia Bank is a national banking association headquartered in Winston-Salem, North Carolina. As of March 31, 1998, Wachovia Bank had total assets of $63.4 billion and deposits of $40.6 billion.

     Wachovia Bank currently offers credit and deposit services and investment and trust services to consumers primarily located in Georgia, North Carolina, South Carolina, Virginia and Florida and to corporations located both inside and outside of the United States. Consumer products and services are provided through a network of retail branches and ATMs as listed in the following table, 1-800-WACHOVIA On-Call 24 hour telephone banking, automated Phone Access, and internet-based investing and banking at www.wachovia.com.



                                                  As of
                                             March 31, 1998


Banking offices:
    North Carolina                          203
    Georgia                                 131
    South Carolina                          125
    Virginia                                263
    Florida                                 34
             TOTAL                          756

Automated banking machines:

    North Carolina                          437

    Georgia                                 288
    South Carolina                          276
    Virginia                                302
    Florida                                 6
             TOTAL                          1,309




     The Corporation also has subsidiaries engaged in large corporate and institutional relationship management and business development, corporate leasing, remittance processing, insurance and brokerage services. In addition to its domestic banking offices and international banking offices in London and the Cayman Islands, the Corporation's subsidiaries have offices in Chicago, New York, Hong Kong, S o Paulo and Tokyo.

     The Corporation's growth strategy includes using acquisitions to gain access to additional customers in attractive markets and to enhance product and service capabilities. As such, the Corporation regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book value and, therefore, some dilution of the Corporation's book value and net income per share may occur in connection with any future transactions.

     The Corporation's executive offices are located at 100 North Main Street, Winston-Salem, North Carolina 27101 and 191 Peachtree Street, N.E., Atlanta, Georgia 30303, and its telephone numbers are (336) 770-5000 and (404) 332-5000, respectively.

                       CERTAIN REGULATORY CONSIDERATIONS


General

     As a bank holding company, the Corporation is subject to the regulation and supervision of the Federal Reserve Board. Wachovia Bank, as a national banking association, is subject to supervision and examination by the Office of the Comptroller of the Currency (the "Comptroller") and the Federal Deposit Insurance Corporation (the "FDIC"). In addition, as a savings and loan holding company, the Corporation is registered with the Office of Thrift Supervision (the "OTS") and is subject to OTS regulations, supervision and reporting requirements. The Corporation's subsidiary savings bank, Atlantic Savings Bank, F.S.B. ("Atlantic"), also is subject to supervision and examination by the OTS. Wachovia Bank and Atlantic are also subject to various requirements and restrictions, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of Wachovia

Bank and Atlantic. In addition to the impact of regulation, commercial banks and savings banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

     The federal banking agencies have broad enforcement powers over depository institutions, including the power to terminate deposit insurance, to impose substantial fines and other civil and criminal penalties, and to appoint a conservator or receiver if any of a number of conditions are met. The federal banking agencies also have broad enforcement powers over bank holding companies, including the power to impose substantial fines and other civil and criminal penalties.

     Almost every aspect of the operations and financial condition of Wachovia Bank is subject to extensive regulation and supervision and to various requirements and restrictions under federal and state law, including requirements governing capital adequacy, liquidity, earnings, dividends, reserves against deposits, management practices, branching, loans, investments and the provision of services. The activities and operations of the Corporation also are subject to extensive federal supervision and regulation which, among other things, limit non-banking activities, impose minimum capital requirements and require approval to acquire 5% of any class of voting shares or substantially all of the assets of a bank or other company. In addition to the impact of regulation, banks and bank holding companies may be significantly affected by legislation, which can change banking statutes in substantial and unpredictable ways, and by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.


Payment of Dividends and Other Restrictions

     The Corporation is a legal entity separate and distinct from its subsidiaries, including Wachovia Bank and Atlantic. There are various legal and regulatory limitations on the extent to which the Corporation's subsidiaries, including its bank and savings and loan subsidiaries, can finance or otherwise supply funds to the Corporation.

     The principal source of the Corporation's cash revenues is dividends from its subsidiaries and there are certain legal restrictions under federal and state law on the payment of dividends by such subsidiaries. The amount of dividends that may be paid by Wachovia Bank, without regulatory approval, is limited to the lesser of the amounts calculated under a "recent earnings" test and an "undivided profits" test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a bank in any calendar year is in excess of the current year's net income combined with the retained net income of the two preceding years, unless the bank obtains the approval of the Comptroller. Under the "undivided profits" test, a dividend may not be paid in excess of a bank's "undivided profits". The relevant regulatory agencies also have authority to prohibit a bank holding company, which would include the Corporation, or a national banking association from engaging in what, in the opinion of such regulatory body, constitutes an unsafe or unsound practice in conducting its business. The payment of dividends could, depending upon the financial condition of the subsidiary, be deemed to constitute such an unsafe or unsound practice. Under applicable law, as a savings bank, Atlantic must give the OTS 30 days prior notice of any proposed payment of dividends.

     Retained earnings of the Corporation's banking subsidiaries available for payment of cash dividends under all applicable regulations without obtaining governmental approval were approximately $156 million as of December 31, 1997.

     In addition, Wachovia Bank and its subsidiaries are subject to limitations under Section 23A of the Federal Reserve Act with respect to extensions of credit to, investments in, and certain other transactions with, the Corporation and its other subsidiaries. Furthermore, loans and extensions of credit also are subject to various collateral requirements.

Capital Adequacy

     The federal bank regulatory agencies have adopted minimum risk-based and leverage capital guidelines for United States banking organizations. The minimum required risk-based capital ratio of qualifying total capital to risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8%, of which 4% must consist of Tier 1 capital. As of March 31, 1998, the Corporation's total risk-based capital ratio was 11.64%, including 8.87% of Tier 1 capital. The minimum required leverage capital ratio (Tier 1 capital to average total assets) is 3% for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. A higher leverage ratio may apply under certain circumstances. As of March 31, 1998, the Corporation's leverage capital ratio was 8.91%.

     Failure to meet capital guidelines can subject a banking organization to a variety of enforcement remedies, including additional substantial restrictions on its operations and activities, termination of deposit insurance by the FDIC, and under certain conditions the appointment of a receiver or conservator.

     Federal banking statutes establish five capital categories for depository institutions ("well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized" and "critically undercapitalized"), and impose significant restrictions on the operations of an institution that is not at least adequately capitalized. Under certain circumstances, an institution may be downgraded to a category lower than that warranted by its capital levels, and subjected to the supervisory restrictions applicable to institutions in the lower capital category. A depository institution is generally prohibited from making capital distributions (including paying dividends) or paying management fees to a holding company if the institution would thereafter be undercapitalized. Adequately capitalized institutions may accept brokered deposits only with a waiver from the FDIC, while undercapitalized institutions may not accept, renew, or roll over brokered deposits.

     An undercapitalized depository institution is also subject to restrictions in a number of areas, including asset growth, acquisitions, branching, new lines of business, and borrowing from the Federal Reserve System. In addition, an undercapitalized depository institution is required to submit a capital restoration plan. A depository institution's holding company must guarantee the capital plan up to an amount equal to the lesser of 5% of the depository institution's assets at the time it becomes undercapitalized or the amount needed to restore the capital of the institution to the levels required for the institution to be classified as adequately capitalized at the time the institution fails to comply with the plan and any such guarantee would be entitled to a priority of payment in bankruptcy. A depository institution is treated as if it is significantly undercapitalized if it fails to submit a capital plan that (i) is based on realistic assumptions and (ii) is likely to succeed in restoring the depository institution's capital.

     Significantly undercapitalized depository institutions may be subject to a number of additional significant requirements and restrictions, including requirements to sell sufficient voting stock to become adequately capitalized, to replace or improve management, to reduce total assets, to cease acceptance of correspondent bank deposits, to restrict senior executive compensation and to limit transactions with affiliates. Critically undercapitalized depository institutions are further subject to restrictions on paying principal or interest on subordinated debt, making investments, expanding, acquiring or selling assets, extending credit for highly-leveraged transactions, paying excessive compensation, amending their charters or bylaws and making any material changes in accounting methods. In general, a receiver or conservator must be appointed for a depository institution within 90 days after the institution is deemed to be critically undercapitalized.

Support of Subsidiary Banks

     Under Federal Reserve Board policy, the Corporation is expected to act as a source of financial strength to, and to commit resources to support, Wachovia Bank. This support may be required at times when, absent such Federal Reserve Board policy, the Corporation may not be inclined to provide it. In the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC in connection with the default of a commonly controlled FDIC-insured depository institution or any assistance provided by the FDIC to any commonly controlled FDIC-insured depository institution "in danger of default". "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance. Liability for the losses of commonly-controlled depository institutions can lead to the failure of some or all depository institutions in a holding company structure, if the remaining institutions are unable to pay the liability assessed by the FDIC. Any obligation or liability owed by a subsidiary bank to its parent company is subordinate to the subsidiary bank's cross-guarantee liability for losses of commonly-controlled depository institutions.

FDIC Insurance Assessments

     Wachovia Bank is subject to FDIC deposit insurance assessments. The FDIC has authority to raise or lower assessment rates on insured deposits in order to achieve certain designated reserve ratios in the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") and to impose special additional assessments. The FDIC applies a risk-based assessment system that places each financial institution into one of nine risk categories, based on capital levels and supervisory criteria and an evaluation of the bank's risk to the BIF or SAIF, as applicable. The current FDIC premium schedule for the SAIF and the BIF ranges from 0% to 0.27%.

               CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

     The following unaudited table presents the consolidated ratio of earnings to fixed charges of the Corporation for the periods indicated. The consolidated ratio of earnings to fixed charges has been computed by dividing net income plus all applicable income taxes plus fixed charges by fixed charges. Fixed charges represent all interest expense (ratios are presented both including and excluding interest on deposits), and the portion of net rental expense which is deemed to be equivalent to interest on long-term debt. Interest expense (other than on deposits) includes interest on long-term debt, federal funds purchased and securities sold under agreements to repurchase, mortgages, commercial paper and other funds borrowed.



                               Three Months
                                  Ended                            Year Ended December 31,
                                March 31,
                                  1998           1997          1996          1995        1994         1993



Including interest on deposits    1.49x         1.40x         1.52x         1.50x       1.64x         1.73x

Excluding interest on deposits    2.20x         1.98x         2.22x         2.15x       2.47x         3.38x





                                USE OF PROCEEDS

     The net proceeds from the sale of the Securities will be used for general corporate purposes, principally to fund investments in, or extensions of credit to, the Corporation's banking and nonbanking subsidiaries. The Corporation also may use such proceeds to allow its subsidiaries to repay borrowings incurred by such subsidiaries. Except as otherwise described in the Prospectus Supplement, specific allocations of the proceeds to such purposes will not have been made at the date of the Prospectus Supplement, although management of the Corporation will have determined that funds should be borrowed at that time in anticipation of future funding or capital requirements of its subsidiaries. The precise amount and timing of such investments in and extensions of credit to the subsidiaries will depend upon their funding requirements and the availability of other funds to the Corporation and its subsidiaries. In addition to the foregoing, the Corporation also may use a portion of the net proceeds to fund possible acquisitions if suitable opportunities develop in the future. Based upon the anticipated future financing requirements of the Corporation and its subsidiaries, the Corporation expects that it will, from time to time, engage in additional financings of a character and in amounts to be determined.

                           DESCRIPTION OF SECURITIES


General

     The following sets forth certain general terms and provisions of the Securities offered hereby. The particular terms of the Securities offered by any Prospectus Supplement will be described in the Prospectus Supplement relating to such Offered Securities (the "Applicable Prospectus Supplement").

     The Senior Securities are to be issued under an Indenture dated as of August 15, 1996 (the "Senior Indenture") between the Corporation and The Chase Manhattan Bank, as trustee (the "Senior Trustee"). The Subordinated Securities are to be issued under an Indenture dated as of March 1, 1993 (the "Subordinated Indenture") between the Corporation and Chase Manhattan Trust Company, National Association, as successor trustee (the "Subordinated Trustee"). Copies of the Senior Indenture and the Subordinated Indenture (collectively, the "Indentures") are included as exhibits to the Registration Statement of which this Prospectus is a part. The following summaries of certain provisions of the Securities and the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture applicable to a particular series of Senior Securities or Subordinated Securities (the "Applicable Indenture"), including the definitions therein of certain terms. References to the "Applicable Trustee" refer to the Senior Trustee or the Subordinated Trustee, as the context indicates. Wherever particular Sections, Articles or defined terms of the Indentures are referred to, it is intended that such Sections, Articles or defined terms shall be incorporated herein by reference. Article and Section references used herein are references to the Applicable Indenture except where specific reference is made to either the Senior Indenture or the Subordinated Indenture. Capitalized terms not otherwise defined in this Prospectus shall have the meanings given to them in the Applicable Indenture.

     The Senior Securities will be unsecured and will rank on a parity with all unsecured and unsubordinated indebtedness of the Corporation. The Senior Indenture contains covenants prohibiting the Corporation from disposing of, or permitting the issuance of, capital stock of specified subsidiaries under certain circumstances. See "Restrictive Covenants Applicable to Senior Securities". The Subordinated Securities will be unsecured and will be subordinated and junior to all Senior Indebtedness and, in certain circumstances relating to the dissolution, winding-up, liquidation or reorganization of the Corporation, to all Additional Senior Obligations (each as defined below under "Subordination of Subordinated Securities"). The Subordinated Indenture does not contain covenants prohibiting the Corporation from disposing of voting stock of its subsidiaries, including the stock of any of its banking subsidiaries. Events of default as to which payment of the principal of the Subordinated Securities may be accelerated are limited to events relating to the bankruptcy of the Corporation. See "Subordination of Subordinated Securities" and "Events of Default; Limited Rights of Acceleration for Subordinated Securities".

     The Indentures do not limit the amount of Securities that may be issued thereunder and provide that Securities may be issued thereunder from time to time in one or more series. (Section 301) Neither the Indentures nor the Securities will limit or otherwise restrict the amount of other indebtedness which may be incurred by the Corporation or any of its subsidiaries. In addition, the Indentures and the Securities will not contain any provision that would require the Corporation to repurchase or redeem or otherwise modify the terms of the Securities upon a change in control or other events involving the Corporation that may adversely affect the credit quality of the Corporation.

     Because the Corporation is a holding company, its rights and the rights of its creditors, including the holders of the Securities, to participate in the assets of any subsidiary upon the liquidation or reorganization of such a subsidiary will be subject to the prior claims of such subsidiaries' creditors (including, in the case of a subsidiary bank, its depositors) except to the extent that the Corporation may itself be a creditor with recognized claims against the subsidiary. Claims on subsidiaries of the Corporation by creditors other than the Corporation include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements and other short-term borrowings. See "Wachovia Corporation".

     Unless otherwise indicated in the Applicable Prospectus Supplement, principal of and premium, if any, and interest on the Securities will be payable at the office or agency of the Senior Trustee maintained for such purpose in New York, New York for Senior Securities, and at the office or agency of the Subordinated Trustee in Philadelphia, Pennsylvania for Subordinated Securities, and at any other office or agency maintained by the Corporation for such purposes, except that, at the option of the Corporation, interest may be paid by mailing a check to the address of the person entitled thereto as it appears on the Security Register. The transfer of Securities (other than Book-Entry Securities) will be registrable for each series of Securities at the corporate trust office of the Applicable Trustee. (Sections 301, 305 and 1002) The corporate trust offices of the Senior Trustee and the Subordinated Trustee are located in New York, New York and Philadelphia, Pennsylvania, respectively. Interest on the Securities will be payable to the person in whose name the Securities are registered at the close of business on the Regular Record Date designated for an Interest Payment Date. (Section 307) The Securities will be issued only in fully registered form without coupons and, unless otherwise indicated in the Applicable Prospectus Supplement, in denominations of $1,000 or integral multiples thereof. (Section 302) No service charge will be required for any registration of transfer or exchange of the Securities, but the Corporation may require payment of a sum sufficient to cover any tax or other governmental charge imposed in connection therewith other than certain exchanges not involving any transfer. (Section 305)

     The Applicable Prospectus Supplement will describe the following terms of the Offered Securities: (a) the title of the Offered Securities; (b) whether the Offered Securities are Senior Securities or Subordinated Securities; (c) any limit on the aggregate principal amount of the Offered Securities; (d) the date or dates on which the Offered Securities will mature; (e) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any, the date or dates from which such interest, if any, will accrue, the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (f) the place or places, if any, in addition to the office or agency of the Applicable Trustee, where the principal of and premium, if any, and interest on the Offered Securities will be payable; (g) the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Securities may be redeemed, in whole or in part, at the option of the Corporation; (h) the obligation, if any, of the Corporation to redeem or purchase the Offered Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof and the period or periods within which, the price or prices at which and the terms and conditions upon which Offered Securities shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (i) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Securities will be issuable; (j) the currency or currencies of payment of principal of and premium, if any, and interest on the Offered Securities if other than the currency of the United States of America; (k) any index used to determine the amount of payment of principal of, premium, if any, and interest on the Offered Securities; (l) if other than the principal amount thereof, the portion of the principal amount of the Offered Securities which will be payable upon the declaration of acceleration of the Maturity thereof; (m) the law which will govern the terms of the Securities; (n) information with respect to book-entry procedures, if any; and (o) any other terms of the Offered Securities. (Section
301)

     Securities may be issued as Original Issue Discount Securities to be offered and sold at a substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities will be described in the Applicable Prospectus Supplement. "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon the declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section
101)


Book-Entry Securities

     The Securities of a series may be issued in the form of one or more Book-Entry Securities that will be deposited with a Depositary or its nominee identified in the Applicable Prospectus Supplement. (Section 301) In such a case, one or more Book-Entry Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Securities of the series to be represented by such Book-Entry Security or Securities. Unless and until it is exchanged in whole or in part for Securities in definitive registered form, a Book-Entry Security may not be transferred except as a whole by the Depositary for such Book-Entry Security to a nominee of such Depositary or by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of such successor. (Section 305)

     The specific terms of the depositary arrangement with respect to any portion of a series of Securities to be represented by a Book-Entry Security will be described in the Applicable Prospectus Supplement. The Corporation anticipates that the following provisions will apply to all depositary arrangements.

     Upon the issuance of a Book-Entry Security, the Depositary for such Book-Entry Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Book-Entry Security to the accounts of persons that have accounts with such Depositary ("participants"). Such accounts shall be designated by the underwriters or agents with respect to such Securities or by the Corporation if such Securities are offered and sold directly by the Corporation. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants"). Persons who are not participants may beneficially own Book-Entry Securities held by the Depositary only through participants or indirect participants.

     Ownership of beneficial interests in any Book-Entry Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary or its nominee (with respect to interests of participants) for such Book-Entry Security and on the records of participants (with respect to interests of indirect participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws, as well as the limits on participation in the Depositary's book-entry system, may impair the ability to transfer beneficial interests in a Book-Entry Security.

     So long as the Depositary or its nominee is the registered owner of a Book-Entry Security, such Depositary or such nominee will be considered the sole owner or holder of the Securities represented by such Book-Entry Security for all purposes under the Applicable Indenture. Except as provided below, owners of beneficial interests in Securities represented by Book-Entry Securities will not be entitled to have Securities of the series represented by such Book-Entry Security registered in their names, will not receive or be entitled to receive physical delivery of such Securities in definitive form, and will not be considered the owners or holders thereof under the Applicable Indenture.

     Payments of principal of and any premium and interest on Securities registered in the name of the Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Book-Entry Security representing such Securities. The Corporation expects that the Depositary for a series of Securities or its nominee, upon receipt of any payment of principal, premium or interest, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Book-Entry Security for such Securities, as shown on the records of such Depositary or its nominee. The Corporation also expects that payments by participants and indirect participants to owners of beneficial interests in such Book-Entry Security held through such persons will be governed by standing instructions and customary practices, as is now the case with securities registered in "street name," and will be the responsibility of such participants and indirect participants. Neither the Corporation, the Applicable Trustee, any Authenticating Agent, any Paying Agent nor the Security Registrar for such Securities will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the Book-Entry Security for such Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. (Section 311)

     If the Depositary for Securities of a series notifies the Corporation that it is unwilling or unable to continue as Depositary or if at any time the Depositary ceases to be a clearing agency registered under the Exchange Act, the Corporation has agreed to appoint a successor depositary. If such a successor is not appointed by the Corporation within 90 days, the Corporation will issue Securities of such series in definitive registered form in exchange for the Book-Entry Security representing such series of Securities. In addition, the Corporation may at any time and in its sole discretion determine that the Securities of any series issued in the form of one or more Book-Entry Securities shall no longer be represented by such Book-Entry Security or Securities and, in such event, will issue Securities of such series in definitive registered form in exchange for such Book-Entry Security or Securities representing such series of Securities. Further, if the Corporation so specifies with respect to the Securities of a series, or if an Event of Default, or an event which with notice, lapse of time or both would be an Event of Default with respect to the Securities of such series has occurred and is continuing, an owner of a beneficial interest in a Book-Entry Security representing Securities of such series may receive Securities of such series in definitive registered form. In any such instance, an owner of a beneficial interest in a Book-Entry Security will be entitled to physical delivery in definitive registered form of Securities of the series represented by such Book-Entry Security equal in principal amount to such beneficial interest and to have such Securities registered in its name. (Section 305) Securities so issued in definitive form will be issued in denominations of $1,000 and integral multiples thereof and will be issued in registered form only, without coupons.

Restrictive Covenants Applicable to Senior Securities

     The Senior Indenture contains a covenant that the Corporation will not, directly or indirectly, (a) sell or permit to be issued any shares of capital stock of a Principal Subsidiary Bank (other than directors' qualifying shares) or any shares of capital stock of a Principal Subsidiary or any securities convertible into or rights to subscribe to such capital stock, unless, after giving effect to such transaction and to shares issuable upon conversion or exercise of rights into such capital stock, at least 80% of the outstanding shares of capital stock of each class of such Principal Subsidiary or Principal Subsidiary Bank shall be owned at the time, directly or indirectly, by the Corporation or (b) pay any dividend or make any other distribution in capital stock of a Principal Subsidiary Bank or of any Principal Subsidiary, unless the Principal Subsidiary Bank or Principal Subsidiary to which the transaction relates, having obtained any necessary regulatory approvals, unconditionally guarantees payment of the principal of and any premium and interest on the Senior Securities. (Section 1005 of the Senior Indenture) The term "Principal Subsidiary" or "Principal Subsidiary Bank" is defined to mean any Subsidiary or Subsidiary Bank, the consolidated assets of which constitute 10% or more of the assets of the Corporation and, in the case of a Principal Subsidiary, owns shares of a Principal Subsidiary Bank. (Section 101) At the date of this Prospectus, the Subsidiary Bank which was the Principal Subsidiary Bank was Wachovia Bank. There is no restriction in the Senior Indenture on the ability of a Principal Subsidiary Bank to sell assets.

     The Senior Indenture also prohibits the Corporation from creating, assuming, incurring or suffering to exist any mortgage, pledge, encumbrance or lien or charge of any kind upon the capital stock of a Principal Subsidiary Bank (other than directors' qualifying shares) or the capital stock of a Principal Subsidiary, except that the following liens are permitted: (i) liens for taxes that are not due, are payable without penalty or are being contested in good faith by appropriate proceedings, and (ii) liens resulting from any judgment that has not remained undischarged or unstayed for more than 60 days. (Section 1006 of the Senior Indenture)


Subordination of Subordinated Securities

     The obligations of the Corporation to make any payment on account of the principal of and premium, if any, and interest on the Subordinated Securities will be subordinate and junior in right of payment to all Senior Indebtedness of the Corporation and, in certain circumstances relating to the dissolution, winding-up, liquidation of or reorganization of the Corporation, to all Additional Senior Obligations. (Article Thirteen of the Subordinated Indenture)

     "Senior Indebtedness" is defined in the Subordinated Indenture to mean (a) all indebtedness of the Corporation for money borrowed, whether now outstanding or subsequently created, assumed or incurred, other than (i) the Subordinated Securities, (ii) the 7% Subordinated Notes due 1999 of the Corporation in the aggregate principal amount of $300 million (the "7% Subordinated Notes"), (iii) any obligation Ranking on a Parity with the Subordinated Securities (which includes the 6 3/8% Subordinated Notes due 2003 of the Corporation in the aggregate principal amount of $250 million and the 6 3/8% Subordinated Notes due 2009 of the Corporation in the aggregate principal amount of $250 million

(collectively, the "6 3/8% Subordinated Notes"), the 6.80% Subordinated Notes due 2005 of the Corporation in the aggregate principal amount of $250 million (the "6.80% Subordinated Notes") and the 6.605% Subordinated Notes due October 1, 2025 of the Corporation in the aggregate principal amount of $250 million, the holders of which may elect to have all or a portion thereof redeemed on October 1, 2005 (the "6.605% Subordinated Notes")), or (iv) any obligation Ranking Junior to the Subordinated Securities and (b) any deferrals, renewals or extensions of any such Senior Indebtedness. The term "indebtedness of the Corporation for money borrowed" shall mean any obligation of, or any obligation guaranteed by, the Corporation for repayment of borrowed money, whether or not evidenced by bonds, debentures, notes or other written instruments, and any deferred obligations for payment of the purchase price of property or assets acquired other than in the ordinary course of business. "Additional Senior Obligations" is defined in the Subordinated Indenture to mean all indebtedness of the Corporation, whether now outstanding or subsequently created, assumed or incurred, for claims in respect of derivative products such as interest and foreign exchange rate contracts, commodity contracts and similar arrangements; provided, however, that Additional Senior Obligations do not include (a) any claims in respect of Senior Indebtedness, or (b) any obligations (i) Ranking Junior to the Subordinated Securities, or (ii) Ranking on a Parity with the Subordinated Securities. For purposes of this definition, "claim" shall have the meaning assigned thereto in Section 101(4) of the United States Bankruptcy Code of 1978. The Subordinated Indenture does not limit or prohibit the incurrence of Senior Indebtedness or Additional Senior Obligations.

     The term "Ranking Junior to the Subordinated Securities" is defined in the Subordinated Indenture to mean any obligation of the Corporation which (a) ranks junior to and not equally with or prior to the Subordinated Securities in right of payment upon the happening of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Corporation as a whole, whether voluntary or involuntary, and
(b) is specifically designated as ranking junior to the Subordinated Securities by express provisions in the instrument creating or evidencing such obligation.

     The term "Ranking on a Parity with the Subordinated Securities" is defined in the Subordinated Indenture to mean any obligation of the Corporation which
(a) ranks equally with and not prior to the Subordinated Securities in right of payment upon the happening of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Corporation as a whole, whether voluntary or involuntary, and (b) is specifically designated as ranking on a parity with the Subordinated Securities by express provision in the instrument creating or evidencing such obligation. (Section 101 of the Subordinated Indenture)

     The Subordinated Securities will be subordinate in right of payment to all Senior Indebtedness, as provided in the Subordinated Indenture. No payment on account of the principal of and premium, if any, or interest in respect of the Subordinated Securities may be made if there shall have occurred and be continuing a default in payment with respect to Senior Indebtedness or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof. Upon any payment or distribution of assets to creditors upon any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding-up of or relating to the Corporation as a whole, whether voluntary or involuntary, (a) the holders of all Senior Indebtedness will first be entitled to receive payment in full before the Holders of the Subordinated Securities will be entitled to receive any payment in respect of the principal of and premium, if any, or interest on the Subordinated Securities, and (b) if after giving effect to the operation of clause (a) above, (i) any amount of cash, property or securities remains available for payment or distribution in respect of the Subordinated Securities ("Excess Proceeds"), and (ii) creditors in respect of Additional Senior Obligations have not received payment in full of amounts due or to become due thereon or payment of such amounts has not been duly provided for, then such Excess Proceeds shall first be applied to pay or provide for the payment in full of all such Additional Senior Obligations before any payment may be made on the Subordinated Securities. If the Holders of Subordinated Securities receive payment and are aware at the time of receiving payment that all Senior Indebtedness and Additional Senior Obligations have not been paid in full, then such payment shall be held in trust for the benefit of the holders of Senior Indebtedness and/or Additional Senior Obligations, as the case may be. (Section 1301 of the Subordinated Indenture) By reason of such subordination, in the event of insolvency, Holders of the Subordinated Securities may recover less, ratably, than holders of Senior Indebtedness and holders of Additional Senior Obligations.

     Neither the Subordinated Securities (and the 6 3/8% Subordinated Notes, the 6.80% Subordinated Notes and the 6.605% Subordinated Notes, which Rank on a Parity with the Subordinated Securities) nor the 7% Subordinated Notes are by their terms subordinate or senior to the other. However, the 7% Subordinated Notes by their terms are subordinated to Senior Indebtedness and Additional Senior Obligations and to all other obligations of the Corporation to its creditors (subject to certain exceptions specified in the indenture pursuant to which the 7% Subordinated Notes are outstanding). As a result of the differences between the subordination provisions applicable to the Subordinated Securities and the 6 3/8% Subordinated Notes, the 6.80% Subordinated Notes and the 6.605% Subordinated Notes, and those applicable to the 7% Subordinated Notes, in the event of any insolvency, receivership, conservatorship, reorganization, readjustment of debt, marshalling of assets and liabilities or similar proceedings or any liquidation or winding up of or relating to the Corporation, the holders of the Subordinated Securities and the 6 3/8% Subordinated Notes, the 6.80% Subordinated Notes and the 6.605% Subordinated Notes, may receive more, ratably, than the holders of the 7% Subordinated Notes.

Events of Default; Limited Rights of Acceleration for Subordinated Securities

     The Indentures (each with respect to any series of Securities) define an "Event of Default" as any one of the following events (whatever the reason and whether it be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body or, with respect to the

Subordinated Securities, whether it be occasioned by the subordination provisions of the Subordinated Indenture): (a) failure to pay any interest on any Security of that series when due and payable, continued for 30 days (in the case of Subordinated Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture); (b) failure to pay principal of or any premium on any Security of that series when due; (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series (in the case of Subordinated Securities, whether or not such payment is prohibited by the subordination provisions of the Subordinated Indenture); (d) failure to perform any other covenants or warranties of the Corporation in the Applicable Indenture (other than a covenant included in the Applicable Indenture solely for the benefit of a series of Securities thereunder other than that series) continued for 60 days after written notice as provided in the Applicable Indenture; (e) the entry of a decree or order for relief in respect of the Corporation by a court having jurisdiction in the premises in an involuntary case under Federal or state bankruptcy laws and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; (f) the commencement by the Corporation of a voluntary case under Federal or state bankruptcy laws or the consent by the Corporation to the entry of a decree or order for relief in an involuntary case under any such law; (g) with respect to Senior Securities only, unless otherwise provided in the Applicable Prospectus Supplement, failure to pay when due or acceleration of Securities or any other indebtedness for borrowed money, in an aggregate principal amount exceeding $50,000,000, of the Corporation, a Principal Subsidiary or a Principal Subsidiary Bank under the terms of the instrument or instruments under which such indebtedness is issued or secured, unless such acceleration is annulled, or such indebtedness is discharged, or there is deposited in trust a sum of money sufficient to discharge such indebtedness, within 10 days after written notice as provided in the Senior Indenture; and (h) any other Event of Default provided with respect to Securities of that series. (Section 501)

     Acceleration of Senior Securities. If an Event of Default with respect to the Senior Securities of any series at the time Outstanding occurs and is continuing, either the Senior Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Senior Securities of that series may declare the principal amount (or, if the Senior Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Senior Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Senior Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Senior Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502 of the Senior Indenture)

     Acceleration of Subordinated Securities. Unless specifically stated in the Applicable Prospectus Supplement for a particular series of Subordinated Securities, the payment of the principal of the Subordinated Securities may be accelerated only upon the occurrence of an Event of Default described in clause
(e) or clause (f) of the first paragraph of this section (a "Bankruptcy Event of Default") and there is no right of acceleration of the payment of principal of the Subordinated Securities of such series upon a default in the payment of principal, premium, if any, or interest, if any, or in the performance of any covenant or agreement in the Subordinated Securities or Subordinated Indenture.

     If a Bankruptcy Event of Default with respect to the Subordinated Securities of any series at the time Outstanding occurs and is continuing, either the Subordinated Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Subordinated Securities of that series may declare the principal amount (or, if the Subordinated Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms thereof) of all the Subordinated Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Subordinated Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in aggregate principal amount of Outstanding Subordinated Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502 of the Subordinated Indenture)

     General. In the event of a default in the payment of principal, premium, if any, or interest, if any, or the performance of any covenant or agreement in the Securities or the Indentures, the Applicable Trustee, subject to certain limitations and conditions, may institute judicial proceedings to enforce payment of such principal, premium, if any, or interest, if any, or to obtain the performance of such covenant or agreement or any other proper remedy. (Section 503) Under certain circumstances, the Applicable Trustee may withhold notice to the Holders of the Securities in a default if the Applicable Trustee in good faith determines that the withholding of such notice is in the best interest of such Holders, and the Applicable Trustee shall withhold such notice for certain defaults for a period of 30 days. (Section 602) Reference is made to the Prospectus Supplement relating to any series of Offered Securities that are Original Issue Discount Securities for the particular provisions relating to acceleration of the Stated Maturity of a portion of the principal amount of such series of Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

     The Indentures provide that, subject to the duty of the Applicable Trustee during default to act with the required standard of care, the Applicable Trustee will be under no obligation to exercise any of its rights or powers under the Applicable Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Applicable Trustee reasonable security or indemnity. (Section 603) Subject to such provisions for the indemnification of the Applicable Trustee and to certain other conditions, the Holders of a majority in aggregate principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Applicable Trustee, or exercising any trust or power conferred on the Applicable Trustee, with respect to the Securities of that series. (Section 512)

     No Holder of any series of Securities will have any right to institute any proceeding with respect to the Applicable Indenture, or for the appointment of a receiver or trustee or for any remedy thereunder, unless such Holder shall have previously given to the Applicable Trustee written notice of a continuing Event of Default and unless the Holders of at least 25% in aggregate principal amount of the Outstanding Securities of that series shall have made written request, and offered reasonable indemnity, to the Applicable Trustee to institute such proceeding as trustee, and such Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. (Section 507) However, such limitations do not apply to a suit instituted by a Holder of a Security for enforcement of payment of the principal of and premium, if any, or interest on such Security on or after the respective due dates expressed in such Security. (Section 508)

     The Corporation is required to furnish to each Trustee annually a statement as to the performance by the Corporation of certain of its obligations under the Applicable Indenture and as to any default in such performance. (Section 1007 of the Senior Indenture; Section 1005 of the Subordinated Indenture)

Modification and Waiver

     Modification and amendment of the Indentures may be made by the Corporation and the Applicable Trustee with the consent of the Holders of not less than a 66 2/3% in aggregate principal amount of the Outstanding Securities of each series issued under the Applicable Indenture and affected by the modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holders of each Outstanding Security of the series affected thereby (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Security of such series; (b) reduce the principal amount of or premium, if any, or interest on, any Security of any series (including in the case of an Original Issue Discount Security the amount payable upon acceleration of the maturity thereof); (c) change the place or currency of payment of principal of or the premium, if any, or interest on any Security of such series; (d) impair the right to institute suit for the enforcement of any payment on any Security of such series on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date); (e) in the case of the Subordinated Securities, modify the subordination provisions in a manner adverse to the Holders of the Subordinated Securities of such series; or (f) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of whose Holders is required for modification or amendment of the Applicable Indenture or for waiver of compliance with certain provisions of the Applicable Indenture or for waiver of certain defaults. (Section 902)

     The Holders of at least a 66 2/3% in aggregate principal amount of the Outstanding Securities of any series may, on behalf of all Holders of that series of Securities, waive compliance by the Corporation with certain restrictive provisions of the Applicable Indenture. (Section 1008 of the Senior Indenture; Section 1006 of the Subordinated Indenture) The Holders of a majority in aggregate principal amount of the Outstanding Securities of any series may, on behalf of all Holders of that series of Securities, waive any past default under the Applicable Indenture, except a default in the payment of principal, premium, if any, or interest and in respect of certain covenants. (Section 513)

Consolidation, Merger and Sale of Assets

     Under the Indentures, the Corporation may not consolidate with or merge into any other corporation or sell, convey, exchange, transfer or lease its properties and assets substantially as an entirety to any Person, unless (a) any successor or purchaser is a corporation organized under the laws of any domestic jurisdiction; (b) any such successor or purchaser expressly assumes the Corporation's obligations on such Securities and under the Indentures; (c) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (d) certain other conditions are met. (Section 801)

Assumption by Subsidiary

     A Subsidiary may assume the Corporation's obligations under the Senior Indenture or the Subordinated Indenture (including the Corporation's obligation to pay principal of and premium, if any, and interest on the Securities, but excluding the Corporation's obligation to comply with certain covenants) provided that (a) such Subsidiary expressly assumes the Corporation's obligations under the Applicable Indenture; (b) the Corporation guarantees such Subsidiary's obligations; (c) such Subsidiary agrees to indemnify each Holder against certain taxes and expenses relating to, or incurred directly in connection with, such assumption; (d) immediately after giving effect to the assumption, no Event of Default, and no event which, after notice or lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; (e) certain Opinions of Counsel and Officers' Certificates are delivered to the Applicable Trustee; and (f) certain other obligations are met. (Section 803)

Trustees

     The Senior Trustee. The Chase Manhattan Bank is the Senior Trustee under the Senior Indenture. The Chase Manhattan Bank maintains a deposit account and conducts other banking transactions with the Corporation and its subsidiaries in the ordinary course of business and serves as trustee with respect to the 6.625% Senior Notes due November 15, 2006 of the Corporation in the aggregate principal amount of $200 million, which are outstanding pursuant to the Senior Indenture. The Senior Indenture provides for the indemnification of the Senior Trustee by the Corporation under certain circumstances.

     The Subordinated Trustee. Chase Manhattan Trust Company, National Association, is the Subordinated Trustee under the Subordinated Indenture. Chase Manhattan Trust Company maintains a deposit account and conducts other banking transactions with the Corporation and its subsidiaries in the ordinary course of business, serves as trustee under the indenture pursuant to which the 7% Subordinated Notes are outstanding and serves as trustee with respect to the 6 3/8% Subordinated Notes, the 6.80% Subordinated Notes and the 6.605% Subordinated Notes, which are outstanding pursuant to the Subordinated Indenture. The Subordinated Indenture provides for the indemnification of the Subordinated Trustee by the Corporation under certain circumstances.

                              PLAN OF DISTRIBUTION


     The Corporation may offer and sell Securities to or through underwriters, acting as principals for their own accounts or as agents, and also may offer and sell Securities directly to other purchasers. Any underwriters or agents in connection with Offered Securities will be named in the related Prospectus Supplement and any underwriting compensation paid to such underwriters or agents will be set forth therein. Such underwriters may include a single firm or may be a group of underwriters represented by such firm. Unless otherwise indicated in the Prospectus Supplement, any underwriters will be required to purchase all of the Offered Securities if any are purchased.

     The distribution of Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     In connection with the sale of Securities, underwriters may receive compensation from the Corporation and from purchasers of Securities for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters and any discounts or commissions received by them and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act.

     Under agreements which may be entered into with the Corporation, underwriters, dealers and agents who participate in the distribution of the Offered Securities may be entitled to indemnification by the Corporation against certain liabilities, including liabilities under the Securities Act, or contribution with respect to payments which the underwriters, dealers or agents may be required to make in respect thereof. Underwriters. dealers and agents may be customers of, engage in transactions with, or perform services for the Corporation and its subsidiaries in the ordinary course of business.

     If so indicated in the Prospectus Supplement, the Corporation will authorize dealers or other persons acting as the Corporation's agents to solicit offers by certain institutions to purchase Offered Securities from the Corporation pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on a future date or dates stated in the Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate amount of Offered Securities sold pursuant to Contracts shall not be less than nor more than, the respective amounts stated in the Prospectus Supplement. Institutions with which Contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Corporation. The obligations of any purchaser under any Contract will not be subject to any conditions except that
(a) the purchase of the Offered Securities shall not at the time of delivery be prohibited under the laws of any jurisdiction to which such purchaser is subject, and (b) if the Offered Securities are also being sold to underwriters, the Corporation will have sold to such underwriters the Offered Securities not sold for delayed delivery. The dealers and such other persons acting as agents of the Corporation will not have any responsibility in respect of the validity or performance of Contracts.

                                    EXPERTS

     The consolidated financial statements of Wachovia Corporation at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon and incorporated by reference elsewhere herein, which are based in part on the reports of KPMG Peat Marwick LLP, independent auditors. The financial statements referred to above are incorporated herein by reference in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

     The financial statements of Central Fidelity Bank at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, incorporated by reference in this Prospectus and Registration Statement have been audited by KPMG Peat Marwick LLP, independent certified public accountants, to the extent indicated in their report thereon. Such financial statements have been included herein in reliance upon the report of KPMG Peat Marwick LLP as experts in accounting and auditing.

                                 LEGAL MATTERS

     The validity of the Offered Securities will be passed upon for the Corporation by Kenneth W. McAllister, General Counsel of the Corporation, and for any underwriters or agents by Simpson Thacher & Bartlett, New York, New York. As to matters of New York law, Mr. McAllister will rely on the opinion of Simpson Thacher & Bartlett. From time to time, Simpson Thacher & Bartlett may provide legal services to the Corporation and its subsidiaries.

     No dealer, salesperson or other
individual has been authorized to give
any information or to make any
representations other than those
contained or incorporated by reference
in this Prospectus in connection with
the offer made by this Prospectus and,                $2,500,000,000
if given or made, such information or              Wachovia Corporation
representations must not be relied
upon as having been authorized by the
Corporation. Neither the delivery of
this Prospectus nor any sale made
hereunder shall under any circumstance               Debt Securities
create an implication that there has
been no change in the affairs of the
Corporation since the date hereof.
This Prospectus does not constitute an
offer or solicitation by anyone in any
state in which such offer or
solicitation is not authorized or in
which the person making such offer or
solicitation is not qualified to do so
or to anyone to whom it is unlawful to
make such offer or solicitation.                _________________________
       _________________________
                                                       PROSPECTUS
                                                _________________________
           TABLE OF CONTENTS

                                   Page

Available Information . . . . . . .   2
Incorporation of Certain Documents
   by Reference . . . . . . . . . .   2
Wachovia Corporation  . . . . . . .   2
Certain Regulatory Considerations .   3
Consolidated Ratio of Earnings to
   Fixed Charges  . . . . . . . . .   6
Use of Proceeds   . . . . . . . . .   6
Description of Securities . . . . .   6
Plan of Distribution  . . . . . . .  13
Experts . . . . . . . . . . . . . .  14
Legal Matters . . . . . . . . . . .  14

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

     Estimated expenses in connection with the issuance and distribution of the Securities being registered, other than underwriting compensation, are as follows:

Securities and Exchange Commission registration
fee . . . . . . . . . . . . . . . . . . . . . . .               $392,672
Blue Sky fees and expenses  . . . . . . . . . . .               $  2,500
Accounting services . . . . . . . . . . . . . . .               $ 20,000
Printing and engraving  . . . . . . . . . . . . .               $ 20,000
Fees of indenture trustees. . . . . . . . . . . .               $ 40,000
Rating agency fees  . . . . . . . . . . . . . . .               $ 15,000
Miscellaneous . . . . . . . . . . . . . . . . . .               $  9,828
Total . . . . . . . . . . . . . . . . . . . . . .               $500,000


Item 15.  Indemnification of Officers and Directors.

     As permitted by the North Carolina Business Corporation Act (the "NCBCA"), the Corporation's Articles of Incorporation provide that no director of the Corporation will be held personally liable for monetary damages for such director's breach of duty as a director. This limitation of liability does not relieve directors from liability for (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of the Corporation, (ii) any liability under
Section 55-8-33 of the NCBCA for unlawful distributions or other acts for which the director is personally liable to the Corporation, (iii) any transaction from which the director is adjudged to have derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provision in the Articles of Incorporation became effective.

     Pursuant to the NCBCA, Sections 55-8-50, et seq., as amended, a director may be indemnified against liability and litigation expense, including reasonable attorneys' fees, arising out of his status as such or his activities in such capacity, provided, however, that such person (i) conducted himself in good faith; (ii) reasonably believed (x) in the case of conduct in his official capacity with the Corporation, that his conduct was in its best interests, and (y) in all other cases that his conduct was at least not opposed to its best interests; and (iii) in the case of any criminal proceeding, had no reason to believe his conduct was unlawful.

     Mandatory indemnification is available under the NCBCA for a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he was a party because he is or was a director of the Corporation, against reasonable expenses incurred by him in connection with the proceeding.

     A corporation may not indemnify under the NCBCA in connection with any proceeding by or in the right of a corporation in which the director was adjudged liable to the corporation, or with any other proceeding charging improper personal benefit to him, whether or not in connection with his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Where a proceeding is by or in the right of a corporation, indemnification of a director is limited to reasonable expenses if the proceeding is concluded without a final adjudication on the issue of liability.

     The NCBCA provides for an advance for expenses incurred by a director in defending a proceeding. The expenses may be paid by a corporation in advance of the final disposition of such proceeding as authorized by the board of directors in specific cases or as authorized or required under any provision in the articles of incorporation or bylaws or by any applicable resolution or contract upon receipt of an undertaking by or on behalf of the director to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the corporation against such expenses.

Item 16.  Exhibits.

           See Exhibit Index.

Item 17.  Undertakings.

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                               (i)   To include any prospectus required by
        Section 10(a)(3) of the Securities Act of 1933;

                              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or provided to the Securities and Exchange Commission by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the

Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (2) For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on July 15, 1998.


                               WACHOVIA CORPORATION

                               By:           /s/ L. M. Baker, Jr.
                                               L. M. Baker, Jr.
                               Chairman, President and Chief Executive Officer

     The undersigned Directors and Officers of Wachovia Corporation hereby appoint Kenneth W. McAllister and Alice Washington Grogan, and each of them, as attorneys-in-fact for the undersigned, with full power of substitution and resubstitution, for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the
Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this Registration Statement and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform each and every act and thing requisite and necessary or desirable, hereby ratifying and confirming all that said attorneys-in-fact, or either of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities indicated, on July 15, 1998.


                    Signature                                  Capacity


                                                  Chairman, President, Chief
              /s/ L. M. Baker, Jr.                Executive Officer and
                L. M. Baker, Jr.                  Director (Principal
                                                  Executive Officer)

                                                  Chairman Emeritus
             /s/ John G. Medlin, Jr.
               John G. Medlin, Jr.


                                                  Director
              /s/ James S. Balloun
                James S. Balloun


                                                  Director
               /s/ James F. Betts
                 James F. Betts

                                                  Director
              /s/ Peter C. Browning
                Peter C. Browning


                                                  Director
             /s/ John T. Casteen III
               John T. Casteen III


                                                  Director
              /s/ John L. Clendenin
                John L. Clendenin


                                                  Director
         /s/ Lawrence M. Gressette, Jr.
           Lawrence M. Gressette, Jr.


                                                  Director
            /s/ Thomas K. Hearn, Jr.
              Thomas K. Hearn, Jr.


                                                  Director
          /s/ George W. Henderson, III
            George W. Henderson, III


                                                  Director
                /s/ W. Hayne Hipp
                  W. Hayne Hipp


                                                  Director
              /s/ Robert A. Ingram
                Robert A. Ingram


                                                  Director
            /s/ Lloyd U. Noland, III
              Lloyd U. Noland, III


                                                  Director
           /s/ Sherwood H. Smith, Jr.
             Sherwood H. Smith, Jr.


                                                  Director
            /s/ John C. Whitaker, Jr.
              John C. Whitaker, Jr.

                                                Senior Executive Vice President
            /s/ Robert S. McCoy, Jr.              and Chief Financial Officer
              Robert S. McCoy, Jr.                (Principal Financial Officer)


                                                Executive Vice President,
              /s/ Donald K. Truslow               Comptroller and Treasurer
                Donald K. Truslow                 and (Principal Accounting
                                                  Officer)

                                 EXHIBIT INDEX
    Exhibit
    No.
    -------

    (1)      --        Form of Underwriting Agreement (incorporated by
                       reference to Exhibit 1 from the Corporation's
                       Registration Statement on Form S-3 (Registration
                       Statement No. 33-6280)).
    (4)(a)   --        Indenture dated as of August 15, 1996 between the
                       Corporation and The Chase Manhattan Bank, as
                       Trustee, relating to the Senior Securities
                       (incorporated by reference to Exhibit 4(a) to the
                       Corporation's Registration Statement on Form S-3
                       (Registration No. 33-6280)).
    (4)(b)   --        Indenture dated as of March 1, 1993 between the
                       Corporation and CoreStates Bank, National
                       Association, as Trustee, relating to the
                       Subordinated Securities (incorporated by reference
                       to Exhibit 4(a) to the Corporation's Registration
                       Statement on Form S-3 (Registration No. 33-59206)).
    (5)(a)   --        Opinion of Kenneth W. McAllister, General Counsel
                       of the Corporation.
    (5)(b)   --        Opinion of Simpson Thacher & Bartlett.
    (12)     --        Statement setting forth computation of the ratio of
                       earnings to fixed charges.
    (23)(a)  --        Consent of Ernst & Young LLP.
    (23)(b)  --        Consent of KPMG Peat Marwick LLP.
    (23)(c)  --        Consent of Kenneth W. McAllister, General Counsel
                       of the Corporation (included in Exhibit 5(a)).
    (23)(d)  --        Consent of Simpson Thacher & Bartlett (included
                       in Exhibit 5(b)).
    (24)     --        Powers of Attorney of Directors and Officers of the
                       Corporation (included in signature page).
    (25)(a)  --        Statement of eligibility of the Senior Trustee on
                       Form T-1 with respect to the Senior Securities.
    (25)(b)  --        Statement of eligibility of the Subordinated
                       Trustee on Form T-1 with respect to the
                       Subordinated Securities.